Exhibit 4.11

Exclusive Call Option Agreement

This Exclusive Call Option Agreement (hereinafter this “Agreement”) is entered into in the People’s Republic of China (hereinafter “PRC”) as of May 1, 2019 by and between the following Parties:

Wei Ji, identity card number:

domicile address:

Zhimin Lin, identity card number:

domicile address:

Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd. (hereinafter “Hui Ling”)

registered address: Block 8, Chuansha Road 1098, Pudong New District, Shanghai, PRC.

(Any single party hereinafter referred to as the “Party” and all Parties collectively - the “Parties”).

Whereas:

(1)	Wei Ji and Zhimin Lin are the registered shareholders of Shanghai The9 Information Technology Co., Ltd. (a company with limited liability established and validly existing under the PRC Law, hereinafter the “Company”), legally holding all the equity of the Company, and their contributions to and their equity shares in the registered capital of the Company as of the date of this Agreement are as set out in Appendix I hereto (hereinafter the "Existing Shareholder(s)").

(2)	The Existing Shareholders intend to transfer to Hui Ling or its designated entity or individual and Hui Ling is willing to accept all their respective equity share in the Company, subject to PRC Law.

(3)	In order to realize the above equity transfer, the Existing Shareholders agree to jointly grant Hui Ling with an exclusive irrevocable option for equity transfer (hereinafter the “Transfer Option”), under which and to the extent as permitted by the PRC Law, the Existing Shareholders shall on demand of Hui Ling transfer the Option Equity (as defined below) to Hui Ling and/or any other entity or individual designated by it in accordance with the provisions contained herein.

The Parties hereby have reached the following agreement upon mutual consultations:

Article 1 - Definition

1.1	Unless otherwise defined in the context, the following terms in this Agreement shall be interpreted to have the following meanings:

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“PRC Law” shall mean the then valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China (for the purpose of this Agreement, PRC does not include Hong Kong, Macao special administrative regions or Taiwan).

“Transfer Option” shall mean the option right to purchase Company’s equity shares that each of Existing Shareholders grants Hui Ling under terms and conditions of this Agreement.

“Option Equity” shall mean, in respect of each of the Existing Shareholders, all its respective equity share in the Company Registered Capital (as defined below); and in respect to both Existing Shareholders, the equity accounting for 100% of the Company Registered Capital.

“Company Registered Capital” shall mean the registered capital of the Company on the date of this Agreement, i.e., RMB23,000,000, and shall include any increased registered capital as the result of any capital expansion within the term of this Agreement.

“Transferred Equity” shall mean the equity of the Company which Hui Ling has the right to require the Existing Shareholders to transfer to it or its designated entity or individual when Hui Ling exercises its Transfer Option in accordance with Article 3.2 herein, the amount of which may be all or part of the Option Equity and the details of which shall be determined by Hui Ling at its own discretion in accordance with the then valid PRC Law and from its commercial consideration.

“Exercise of Option” shall mean Hui Ling’s exercise of the Transfer Option.

“Transfer Price” shall mean all the considerations which Hui Ling or its designated entity or individual is required to pay to the Existing Shareholders in order to obtain the Transferred Equity upon each Exercise of Option. .

“Business Permits” shall mean any approvals, permits, filings, registrations etc. which Company is required to have for legally and validly operating its internet information services and all such other businesses, including but not limited to the Business License of the Corporate Legal Person, the Tax Registration Certificate, the Permit for Operations of Value-added Telecommunication Businesses in respect of the business operations in internet information services, the filing of internet electronic announcement services, the Network Cultural Business Permit for operating internet cultural products containing network games, the approval document number from internet publication institutions required for operating network games, the filing of the units producing electronic publications required for producing electronic publications, the permit for operations of value-added telecommunication business in respect of the business operations in message services and such other relevant licenses and permits as required then by PRC Laws;

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“Company Assets” shall mean all the tangible and intangible assets which Company owns or has the right to use during the term of this Agreement, including but not limited to any immoveable and moveable assets, and such intellectual property rights as trademarks, copyrights, patents, proprietary know-hows, domain names, software licenses;

“Material Assets” shall mean assets with the face value of or exceeding RMB100,000 or assets with significant influence on business operations.

“Material Agreement” shall mean an agreement to which Company is a party and which has a material impact on its businesses or assets, including but not limited to agreements regarding profit distribution, technical services and information release under network games/main agreements related to Company’s operations;

“Exercise Notice” shall have a meaning ascribed to it under provision 3.5 herein.

“Confidential Information” shall have a meaning ascribed to it under provision 7.1 herein.

“Breaching Party” shall have a meaning ascribed to it under provision 9.1 herein.

“Breach” shall have a meaning ascribed to it under provision 9.1 herein.

“Party’s Right” shall have a meaning ascribed to it under provision 10.5 herein.

1.2	The references to any PRC Law herein shall be deemed (1) to include the references to the amendments, changes, supplements and reenactments of such law, irrespective of whether they take effect before or after the formation of this Agreement; and (2) to include the references to other decisions, notices or regulations enacted in accordance therewith or effective as a result thereof.

1.3	Unless otherwise stated in the context herein, all references to an article, clause, item or paragraph shall refer to the relevant part of this Agreement.

Article 2 – Grant of Transfer Option

2.1.	The Existing Shareholders, severally and jointly, irrevocably and without any additional conditions, agree to grant Hui Ling with a Transfer Option, under which Hui Ling shall have the right to require the Existing Shareholders to transfer the Option Equity to Hui Ling or its designated entity or individual according to this Agreement and as permitted by the PRC Law. Hui Ling agrees to accept such Transfer Option.

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Article 3 – Method for Exercise of Option

3.1	To the extent as permitted by the PRC Law, Hui Ling shall have the absolute discretionary right to determine the specific time, method and number of times of its Exercise of Option.

3.2	If the then PRC Law permits Hui Ling and/or other entity or individual designated by it to hold all the equity of the Company, then Hui Ling shall have the right to elect to exercise all of its Transfer Option at once, where Hui Ling and/or other entity or individual designated by it shall accept all the Option Equity from the Existing Shareholders at once; if the then PRC Law permits Hui Ling and/or other entity or individual designated by it to hold only part of the equity in the Company, Hui Ling shall have the right to determine the amount of the Transferred Equity to the extent not exceeding the upper limit of shareholding ratio set out by the then PRC Law (hereinafter the “Shareholding Limit”), where Hui Ling and/or other entity or individual designated by it shall accept such Transferred Equity from the Existing Shareholders. In the latter case, Hui Ling shall have the right to exercise its Transfer Option at multiple times in line with the gradual deregulation of the PRC Law on the permitted Shareholding Limit, with a view to ultimately acquiring all the Option Equity.

3.3	At each Exercise of Option by Hui Ling, each of the Existing Shareholders shall transfer the proportionate part of its equity in the Company to Hui Ling and/or other entity or individual designated by it in accordance with his shareholding ratio in the Company and the amount of the Transferred Equity determined by Hui Ling in such Exercise of Option. Hui Ling and other entity or individual designated by it shall pay the Transfer Price to each of the Existing Shareholders for the Transferred Equity accepted in each Exercise of Option.

3.4	In each Exercise of Option, Hui Ling may accept the Transferred Equity by itself or designate any third party to accept all or part of the Transferred Equity under the terms and conditions of this Agreement and in compliance with the PRC Law.

3.5	On deciding each Exercise of Option, Hui Ling shall issue to both Existing Shareholders a notice for exercising the Transfer Option (hereinafter the “Exercise Notice”, the form of which is set out as Appendix II hereto). The Existing Shareholders shall, upon receipt of the Exercise Notice, forthwith transfer all the Transferred Equity in a lump sum to Hui Ling and/or other entity or individual designated by Hui Ling in such method as described in Article 3.3 herein.

3.6	The Existing Shareholders hereby jointly and severally undertake and guarantee that once Hui Ling issues the Exercise Notice:

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(1)	they shall immediately hold a shareholders’ meeting and from which adopt a resolution, and take all other necessary actions to approve the transfer of all the Transfer Option to Hui Ling and/or other entity or individual designated by it at the Transfer Price;

(2)	they shall immediately enter into an equity transfer agreement with Hui Ling and/or other entity or individual designated by it for transfer of all the Transferred Equity to Hui Ling and/or other entity or individual designated by it at the Transfer Price;

(3)	they shall provide Hui Ling with necessary support (including providing and executing all the relevant legal documents, processing all the procedures for government approvals and registrations and bearing all the relevant obligations) in accordance with the requirements of Hui Ling and of the laws and regulations, in order that Hui Ling and/or other entity or individual designated by it may take all the Transferred Equity free from any legal defect, free of any type of encumbrances, third-party claims and other restrictions on shareholding.

3.7	For the purpose of Transfer Option, each time when Hui Ling exercises its option rights, the total transfer price that Hui Ling or its designated entity or individual should pay to each Existing Shareholder shall be nominal value of registered capital corresponding to the transferred equity, but if the minimum price permitted by PRC Law is higher than the nominal value of registered capital at the then current time, transfer price should be the minimum price permitted by PRC Law.

Article 4 – Representations and Warranties

4.1	Each of the Existing Shareholders hereby jointly and severally represent and warrant as follows:

4.1.1	they are PRC citizens with full capacity, with full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act independently as a subject of actions.

4.1.2	they have full power to execute and deliver this Agreement and all the other documents to be entered into by them in relation to the transaction referred to herein, and they have full power to complete the transaction referred to herein.

4.1.3	this Agreement shall be executed and delivered by them legally and properly. This Agreement is legal, binding and enforceable to them in accordance with its terms and conditions.

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4.1.4	they are the registered shareholder of the Option Equity as of the effective date of this Agreement, and except the pledge under the “Equity Pledge Agreement” entered into by and between Hui Ling and Existing Shareholders as of May 1, 2019, proxy under the “Proxy Agreement” entered into by and between Hui Ling and Existing Shareholders as of May 1, 2019, and rights and obligations under this Agreement, there are no lien, pledge, claim and other encumbrances and third party restrictions on the Option Equity. In accordance with this Agreement, Hui Ling and/or other entity or individual designated by it may, upon the Exercise of Option, obtain the proper title to the Transferred Equity free from any lien, pledge, claim and other encumbrances and third-party restrictions.

4.1.5	Signing, delivery and execution of transaction contemplated in this Agreement do not infringe on PRC Laws and any restrictions imposed by any third-party agreements or arrangements by Existing Shareholders.

4.2	Hui Ling hereby represents and warrants as follows:

4.2.1	Hui Ling is a company with limited liability duly registered and legally existing under the RPC Law, with an independent corporate legal person status. Hui Ling has full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may act independently as a subject of actions.

4.2.2	Hui Ling has the full internal power and authority within its company to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction referred to herein, and it has the full power and authority to complete the transaction referred to herein.

Article 5 – Undertakings by Existing Shareholders

The Existing Shareholders hereby jointly and severally undertake as follows:

5.1	they must take all necessary measures during the term of this Agreement to ensure that the Company is able to obtain all the Business Permits promptly and all the Business Permits to remain in effect at any time.

5.2	Without the prior written consent by Hui Ling during the term of this Agreement,

5.2.1	no Existing Shareholders shall transfer or otherwise dispose of any Option Equity or create any encumbrance or other third-party rights on any Option Equity;

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5.2.2	they shall not increase or decrease the Company’s Registered Capital and shall not promote or agree to Company’s division or merger with other entities;

5.2.3	they shall not dispose of or cause the management of the Company to dispose of any of the Material Company Assets (except as occurs during the arm’s length operations) or create any encumbrances and third-party mortgage rights over Material Company Assets;

5.2.4	they shall not terminate or cause the management of Company to terminate any Material Agreements entered into by the Company, or enter into any other Material Agreements in conflict with the existing Material Agreements;

5.2.5	they shall not appoint or cancel or replace any executive director or member of the board (if any), supervisors or any other management personnel of the Company to be appointed or dismissed by the Existing Shareholders;

5.2.6	they shall not announce the distribution of or in practice release any distributable profit, dividend or share profit or capital bonus;

5.2.7	they shall ensure that the Company shall validly exist and prevent it from being terminated, liquidated or dissolved;

5.2.8	they shall not amend the Articles of Association of the Company;

5.2.9	they shall ensure that the Company shall not lend or borrow any money, or provide guarantee or engage in security activities in any other forms, or bear any substantial obligations other than on the arm’s length basis.

5.2.10	they shall not, in any way, make or authorize other persons (including, but not limited to, the directors of the Company nominated by them) to make any resolutions, instructions or consent to give orders to urge the Company to engage in any transactions (hereinafter referred to as "Prohibited Transactions") that will or may substantially affect the assets, rights, obligations or business of the Company (including its branches, subsidiaries and affiliated companies); and shall not sign any agreement, contract, memorandum or other form of transaction document (hereinafter referred to as "Prohibited Document") and shall not allow and ratify execution of any Prohibited Transactions and Prohibited Document in the form of inaction; and

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5.2.11	It shall not cause the Company or its management to agree to any of the following acts of its subsidiaries or affiliated companies (collectively referred to as the "Subsidiaries"):

(a)	to increase or reduce registered capital of Subsidiaries, promote or consent to the division of subsidiaries or merger with any other entity;

(b)	to dispose of or cause the management of Subsidiaries to dispose of any Subsidiaries’ Material Assets (except those occurring in the normal course of business) or to establish any security interest or other third-party rights in such assets;

(c)	to terminate or cause the management of Subsidiaries to terminate any Material Agreements signed by any Subsidiary or to enter into any other agreement in conflict with existing Material Agreements;

(d)	to appoint or replace directors, supervisors or other managers of any Subsidiaries who should be appointed or removed by the Company;

(e)	to terminate, liquidate or dissolve Subsidiaries or to take any action that impairs or may impair the effective survival of the Subsidiaries;

(f)	to amending the articles of association of Subsidiaries; and

(g)	to lend or borrow loans, provide guarantees or other forms of guarantees, or assume any substantive obligations outside normal business activities.

5.3	They must make all efforts during the term of this Agreement to develop the business of the Company, and ensure that the operations of the Company are legal and compliant with the regulations and that they shall not engage in any actions or omissions which might harm the Company Assets or its credit standing or affect the validity of the Business Permits of the Company.

5.4	During the validity period of this Agreement, they shall promptly inform Hui Ling of any situation that may have a significant adverse impact on the Company's existing, business operation, financial situation, assets or goodwill, and take all measures approved by Hui Ling to eliminate such adverse conditions or take effective remedial measures against them.

5.5	They will cause the directors nominated by the Company and the managers recommended by them (if any) to strictly abide by the above commitments in the exercise of their duties as directors or managers of the Company and not in any way by action or omission, act in contrary to any of the above commitments.
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5.6	If the total Transfer Price obtained by any Existing Shareholder in respect of the Transferred Equity held by him is higher than his contribution to the Company or receives any form of profit distribution, share dividend, dividend interest or bonus, the Existing Shareholder agrees, without violating PRC Law, to discard the proceeds of the premium portion and any profit distribution, dividend, dividend interest or bonus (after deduction of relevant taxes). Hui Ling has the right to obtain this part of the proceeds, otherwise the Existing Shareholders shall compensate Hui Ling and/or other entities or individuals designated by Hui Ling for the losses incurred as a result.

Article 6 - Confidentiality

6.1	Notwithstanding the termination of this Agreement, Parties shall be obliged to keep in confidence commercial secret, proprietary information and customer information received by them for execution and performance of this Agreement (hereinafter collectively the “Confidential Information”). Except with the prior written consent of the disclosing party of Confidential Information or in accordance with the relevant laws and regulations or the requirements of the listing venue of an affiliated company, the receiving party shall not disclose any Confidential Information to any other third party; except for the purpose of the performance of this Agreement, the receiving party shall not use any Confidential Information directly or indirectly.

6.2	Without prejudice to the above, the information does not constitute Confidential Information:

a)	where there is written evidence that the information was already known to the receiving party by legal approach;
b)	if the information entered public domain without the fault of the receiving party; or
c)	if the information is legally obtained by the receiving party from other sources after receiving the information from disclosing party.

6.3	The receiving party may disclose Confidential Information to its employees, agents or professionals, but the receiving party shall ensure that the above-mentioned personnel comply with the relevant terms and conditions of this Agreement and bear any liability arising from the violation of the relevant terms and conditions of this Agreement by the above-mentioned personnel.

6.4	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

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Article 7 – Term of Agreement

7.1	This Agreement shall take effect as of the date of formal execution by the Parties, and shall terminate when all the Option Equity is legally transferred under the name of Hui Ling and/or other entity or individual designated by it in accordance with the provisions of this Agreement.

Article 8 - Notice

8.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

8.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting if posted by mail.

8.3	Any notice, request, demand and other correspondences made to Hui Ling shall be delivered to the company address first here above listed.

Article 9 – Default Liability

9.1	The Parties agree and confirm that, if any of the Existing Shareholders (hereinafter the “Defaulting Party”, and other non-defaulting party, the "Non-Defaulting Party") breaches substantially any of the provisions herein or omits substantially to perform any of the obligations hereunder, or fails substantially to perform any of the obligations under this Agreement, such a breach or omission shall constitute a default under this Agreement (hereinafter a “Default”), then Non-Defaulting Party shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days after the Defaulting Party notified in writing and required to rectify the Default, then Non-Defaulting Party shall have the right at its own discretion to select any of the following remedial measures:

9.9.1	if Defaulting Party is any of Existing Shareholders, Hui Ling has a right to terminate this Agreement and require the Defaulting Party to indemnify it for all the damages;

9.9.2	if Defaulting Party is Hui Ling, Non-Defaulting Party has a right to require the Defaulting Party to indemnify it for all the damages, however, unless otherwise provided by law, it has no right to terminate or rescind this Agreement in any case.
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9.2	The rights and remedies set out herein shall be cumulative, and shall not preclude any other rights or remedies provided by law.

9.3	Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.

Article 10 - Miscellaneous

10.1	This Agreement shall be prepared in the Chinese language in three (3) original copies, with each involved Party holding one (1) copy hereof.

10.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.

10.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on all Parties.

10.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.

10.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (hereinafter the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

10.6	The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.

10.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.
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10.8	Upon signature, this Agreement supersedes any other legal documents signed on the same subject before the Parties. Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

10.9	No Existing Shareholders shall assign any of its rights and/or obligations hereunder to any third parties without the prior written consent from Hui Ling, and Hui Ling shall have the right to assign any of its rights and/or obligations hereunder to any of its designated third parties upon notice to the Existing Shareholders.

10.10	This Agreement shall be binding on the legal successors of the Parties.

[The following is intended to be blank]

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IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of the date and in the place first here above mentioned.

Wei Ji

Signature:	/s/ Wei Ji

Zhimin Lin

Signature:	/s/ Zhimin Lin

Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd.

(Company chop)

Signature by Authorized Representative:	/s/ Authorized Signatory

Name: Authorized Signatory

Position: Authorized Signatory

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Appendix I:

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Appendix II:

Format of the Option Exercise Notice

To: [Name of the Existing Shareholder(s)]

As this Company and you signed an Exclusive Call Option Agreement as of ____________ 2019 (hereinafter the “Option Agreement”), and reached an agreement that you shall transfer the equity you hold in Shanghai IT Technology Co., Ltd. (hereinafter “Company”) to this Company or any third parties designated by this Company on demand of this Company to the extent as permitted by the PRC Law and regulations,

This Company hereby give this Notice to you as follows:

This Company hereby requires to exercise the Transfer Option under the Option Agreement and [this Company]/[name of company/individual] designated by this Company shall accept the equity you hold accounting for [ ]% of the Company Registered Capital (hereinafter the “Proposed Accepted Equity”). You are required to forthwith transfer all the Proposed Accepted Equity to [this Company]/[name of designated company/individual] upon receipt of this Notice in accordance with the agreed terms in the Option Agreement.

Best regards,

Hui Ling Computer Technology Consulting (Shanghai) Co., Ltd.

(Company chop)

Authorized Representative: ____________

Date: ____________

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